www.entremed.com

Exhibit No. 99.1

FOR IMMEDIATE RELEASE:

February 6, 2012

7:00 a.m. ET

Biotech Leaders Wei-Wu He, Ph.D

and Tak W. Mak, Ph.D

Join EntreMed's Board of Directors

ROCKVILLE, MD – February 6, 2012 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, announced today that Wei-Wu He, Ph.D has joined the Board of Directors as Executive Chairman and Tak W. Mak, Ph.D has joined as a member of the Board of Directors.

Dr. Wei-Wu He is currently the CEO and Chairman of OriGene Technologies, Inc. He also is the founder and General Partner of Emerging Technology Partners, LLC (ETP), a life sciences focused venture fund established in Maryland since 2000. Dr. He was also one of the first few employees at Human Genome Sciences, Inc. and from 1993 to 1996 was a scientist at the company. Prior to that he was a Research Fellow at Massachusetts General Hospital and Mayo Clinic. Dr. He has been involved in founding and funding over 20 biotech companies throughout his career.  Dr. He received his Ph.D. from Baylor College of Medicine and MBA from The Wharton School of University of Pennsylvania.  Dr. He is an author to more than 25 research publications and inventor of over 30 issued patents.

Dr. Tak W. Mak is currently the Director of the Campbell Family Institute for Breast Cancer Research at the Princess Margaret Hospital and a University Professor in the Department of Medical Biophysics and Department of Immunology, University of Toronto. He was trained at the University of Wisconsin in Madison, the University of Alberta and the Ontario Cancer Institute.  He is best known as the leading scientist of the group that first cloned the genes of the human T cell antigen receptor. Dr. Mak is an Officer of the Order of Canada, and has been elected a Foreign Associate of the National Academy of Sciences (USA), a Foreign Associate of the American Academy of Arts and Sciences, as well as a Fellow of the Royal Society of London (UK). He was recently awarded the Order of Ontario and has won international recognition in the form of the Emil von Behring Prize, the King Faisal Prize for Medicine, the Gairdner Foundation International Award, the Sloan Prize of the General Motors Cancer Foundation, the Novartis Prize in Immunology and the Paul Ehrlich Prize and Ludwig Darmstaedter Prize of Germany. Dr. Mak’s held the position of VP of Research at Amgen, Inc. and was Director of the Amgen Institute in Toronto from 1993-2002. His experience as a venture capitalist allows him to be an integral part of start-up companies.

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

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About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently in a Phase 2 trial for ovarian cancer, and preclinical and clinical activities are ongoing in assessing the compound’s applicability for other forms of cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076 and the risk that we may not be able to license it to a third party; the volatility of our common stock; our history of losses and expectation of incurring continued losses; risks relating to the need for additional capital, including the uncertainty of securing additional funding on favorable terms; the need for additional funds to conduct any additional clinical trials, our dependence on royalty sharing agreement based on sales of a product, Thalomid®, that we do not control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases or develop product candidates more advanced than ENMD-2076. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov

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COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

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